Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement (Nos. 333-127357, 333-42082, 333-47259, 333-68255, 33-77051) on Form S-8 of Tier Technologies, Inc. and subsidiaries of our report dated December 13, 2006 relating to our audits of the consolidated financial statements and the financial statement schedules which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Tier Technologies, Inc. and subsidiaries for the year ended September 30, 2006.
Our report dated December 13, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of September 30, 2006, expressed an opinion that management’s assessment that Tier Technologies Inc. and subsidiaries maintained effective internal control over financial reporting as of September 30, 2006 is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, our report expressed an opinion that Tier Technologies, Inc. and subsidiaries had maintained effective internal control over financial reporting as of September 30, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
/s/McGladrey & Pullen, LLP
Alexandria, Virginia
December 13, 2006